UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 19, 2006

NTK Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-133866	20-1934298
(Commission File Number)	(I.R.S. Employer Identification No.)

50 Kennedy Plaza, Providence, Rhode Island	02903-2360
(Address of Principal Executive Offices)	(Zip Code)

(401) 751-1600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Appointment of Principal Officers

On December 19, 2006, the board of directors of Nortek, Inc. (“Nortek”), a wholly-owned subsidiary of NTK Holdings, Inc., promoted Mr. Bryan L. Kelln, age 40, to the newly created position of Senior Vice President and Chief Operating Officer. On May 23, 2005, Nortek entered into an employment agreement with Mr. Kelln pursuant to which he was appointed to the newly created position of Vice President-Operations of Nortek. The agreement, which remains unchanged, provides the basic annual salary for Mr. Kelln, which is currently $420,000 per year and subject to annual review for increases. He is also eligible for an incentive bonus with a target level of one hundred percent of his base salary. In addition, Mr. Kelln is entitled to receive other benefits generally available to executive personnel, including reimbursement of relocation costs, medical and dental plan participation, disability insurance, and a company car. Mr. Kelln also received 1,500 Class C-1 units and 3,000 Class C-2 units representing membership interests in THL-Nortek Investors LLC, the indirect parent company of Nortek. If the employment of Mr. Kelln is terminated by Nortek without cause in the first two years of his employment, he is entitled to receive severance pay in the amount of six months base salary.

Prior to joining Nortek, Mr. Kelln served as President of Jacuzzi, Inc., a manufacturer of bath and plumbing products, from July 2004 to May 2005; as Operating Executive of The Jordan Company, a private investment firm, from 2002 to 2004; and as President and CEO of RockShox, Inc., a sporting goods company, from 2000 to 2002. Mr. Kelln currently serves as a director of Sensus Metering Systems, Inc., a producer of metering systems for utility providers. Executive officers of Nortek are elected annually by the board of directors and serve until their successors are chosen and qualified.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated December 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTK HOLDINGS, INC.

By: /s/ Edward J. Cooney
Name: Edward J. Cooney
Title: Vice President and Treasurer

Date: December 22, 2006